Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-280990
October 01, 2025

Investment objective USD 30.90 4 SD Hashdex Nasdaq Crypto Index US ETF See the section below entitled Documents for the prospectus and prospectus Get updates and insights supplements. The Fund, an exchange traded product, is not registered under the Investment Company Act of 1940 (the 1940 Act), and therefore is not subject to the same regulations and protections as mutual funds or traditional ETFs registered under the 1940 Act.s for changes in the Shares NAV to reflect the daily changes of the price of the Nasdaq Crypto US Settlement The investment objective is for changes in the Shares NAV to reflect the daily changes of the price of the Nasdaq Crypto US Settlement Price Index (NCIUSS) (the "Index"), less expenses and liabilities of the Trust. The Hashdex Nasdaqg Crypto Index US ETF provides market-cap weighted exposure to crypto assets through an exchange-traded product, trading under the ticker "NCIQ." Its benchmark, the Nasdaqg Crypto US Settlement Price Index, has a rules-based methodology that may include more assets in the future.1 1. The Nasdaq Crypto US Settlement Price Index has a daily closing value of the Nasdaq Crypto UST Index. The inclusion of any additional crypto asset to the Funds holdings will occur in accordance with the Index methodology and eligibility under the generic listing standards. For more information, please visit the official index page. Holdings As of October 1, 2025 Name Shares Price Weight BITCOIN 978.34 114,451.53 72.92% ETHEREUM 5,373.59 4,160.99 14.56% XRP 3,647,484.3 2.87 6.81% SOLANA 30,066.82 20874 4.09% CARDANO 2,279,924.73 08 1.19% STELLAR 1,358,265.21 0.37 0.32% CASH OTHER 1525.63 1 - D bad a dings are st t to chan, set to the Funds holdings will occur in accordance with the Index methodology and eligibility under the generic listing standards. For more information, please visit the official index page. Fund terms and key facts Trading Symbol 41809Y 102 Inception Date 02/13/2025 Exchange Availability Nasdaq Benchmark Index NCIUSS -Nasdaq Crypto US Management Fee 0.25%** Settlement Pricem Index* US41809Y1029 Options Not currently available Service providers Administrator U.S. Bancorp Fund Services, LLC Marketing Agent Paralel Distributors LLC Hashdex Asset Management Ltd. Index CompositionIndex Composition Name Weight (%) 9 Bitcoin-BTC 727 Q Ethereum-ETH 14.7 Xv/ XRP-XRP 6.9 == Solana-SOL 42 e 4% Cardano-ADA 1.2 75} stellar-XLM 03 As of October 1, 2025 (Subject to change) The inclusion of any additional crypto asset to the Funds holdings will occur in accordance with the Index methodology and eligibility under the generic listing standards. For more information, please visit the official index page Performance Monthly Quarterly As of September 30, 2025 3M YTD v Since inception NCIQ (Market Price) -3.66% 11.53% - - 19.45% NCIQ (NAV) -3.58% 11.54% - - 19.59% The performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investors shares, when sold or redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Returns less than one year are cumulative. The market price is the final price at which a security is traded on a given trading day. Net Asset Value (NAV) is value per share on a specific date or time. Because the Fund provides exposure to crypto assets, an investment in the Fund will subject the investor to the risks of the crypto asset market, and this could result in substantial fluctuations in the price of the Funds shares. Shares of the Fund are bought and sold at market price (not NAV) and are not individually redeemed from the Trust. Any applicable brokerage fees and commissions apply and will reduce returns.U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) (the Administrator) calculates an approximate net asset value (NAV) every 15 seconds throughout each trading day on which the Trusts Shares are listed on the Exchange. The NAV is calculated entirely independently by U.S. Bank. The inclusion of any additional crypto asset to the Funds holdings will occur in accordance with the Index methodology and eligibility under the generic listing standards. For more information, please visit the official index page. Historical Premium / Discount As of September 30, 2025 140 120 100 = 80 g 60 3 @ a 40 ] E 2 E o a 0 -20 -40 7260 WP o5% 2% ,1\\15\ 52 qux ,913\ ,@13\ WP o , v,ullq W2 0P o o 9 G 2% ,@136 o2% @0 o2 oS5 992 o , o0 0 ( L% 1013%,\313 R AT 0 78 [ () W 3 0B W7, .87, () : o 105 4.5, () AN o 2% e 02 etA TU oA T e oW LY o Tg oA N o ATT g AT L108 Ne N VI et it R T T e r eL Le e 3N Ri TR VN B LR T T S A U LSo LATt ok gO tVo o T oo oo W W PO 0T P @3\\25@(\ Ced e Daily Statisti As of September 30, 2025 NAV Market Price Difference Premium / Discount 30-Day Median Bid/Ask Spread 20-Day Avg/Volume Trading Volume from Previous Day 30.9 30.88 -0.02 -0.06% 0.29% 1877575 95,135 Premium / Discount - The amount the fund is trading above or below the reported NAV expressed as a percentage of the NAV. When the funds market price is greater than the funds NAV, it is said to be trading at a "Premium and the percentage is expressed as a positive number. When the funds market price is less than the funds NAV, it is said to be trading at a "Discount and the percentage is expressed as a negative number. 30-Day Median Bid-Ask Spread - Gives investors the midpoint within the spread between an ETFs selling price (bid) and buying price (offer). 20-Day Avg Volume - 20-Day Average Volume is the sum of last 20 days of trading volume divided by 20 days. Trading Volume from Previous Day - The trading volume from previous day data for NCIQ are sourced directly from Bloomberg and imported into our systems. These data are considered reliable, and we make every effort to double-check their accuracy. For the trust methodology for the calculation of its net asset value, please refer to the Prospectus www.hashdex-etfs.com/NCIQ/prospectus and Prospectus Supplement section Business of the Trust Calculating NAV Premium / Discount Summary Table As of September 30, 2025 Q12025 Q22025 Q32025 2025 Days Traded at NAV 2 7 4 13 Days Traded at Premium 16 21 19 56 Days Traded at Discount 14 34 41 89 Premium / Discount As of September 30, 2025 View Quarter to date Greater than or equal to 2% 0.51% t0 1.99% Less than or equal to 0.5% [N Equalto 0% | Greater than or equal to -0.5% [ -0.51% t0 -1.99% Less than or equal to -2.0% T T T T T ] 90 Days 180 Days 270 Days 360 Days Documents 1 2025 NCIQ Prospectus 1 NCIQ Fact sheet A NCIQ Qualified Notice A Form 10 Q-March 25 4 Form10 Q-June 25 A NCIQ Liquidity Policy 1 NCIQ -Prospectus Supplement No. 1 Dated 1 NCIQ -Prospectus Supplement No. 2 Dated March 20, 2025 June 6, 2025 0 NCIQ -Prospectus Supplement No. 3 Dated 0 NCIQ -Prospectus Supplement No. 4 Dated June 6, 2025 September 24, 2025 1 NCIQ -Prospectus Supplement No. 5 Dated 1 NCIQ -Prospectus Supplement No 6 Dated September 24, 2025 ~ September 25, 2025 0 NCIQ -Prospectus Supplement No 7 Dated L NCIQ 8k-Oct 12025 September 25, 2025 - The The issuer has filed a registration statement (including a Prospectus www.hashdex-etfs.com/NCIQ/prospectus and a Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus and/or prospectus supplement if you request it by calling (917) 525-5635. Before making an investment decision, you should carefully consider the risk factors and other information included in the Prospectus and Prospectus Supplement. Privacy Policy - Contact - Tax Information Legal Disclaimer The Fund, which is an ETP, is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. An investment in any investment vehicle and crypto assets is highly speculative and is not intended as a complete investment program. It is designed only for persons who can bear the economic risk of the loss of their entire investment and who have limited need for liquidity in their investment. There can be no assurance that the investment vehicles will achieve its investment objective or return any capital. No guarantee or representation is made that Hashdexs investment strategy, including, without limitation, its business and investment objectives, diversification strategies or risk monitoring goals, will be successful, and investment results may vary substantially over time. Nothing herein is intended to imply that the Hashdex s investment methodology or that investing any of the protocols or tokens listed in the Information may be considered conservative, safe, risk free, or risk averse. The Hashdex Nasdaq Crypto Index US ETF (Fund) currently holds the crypto assets. Because the Funds investment objective is to track the price of the Nasdaq Crypto US Settlement Price Index (NCIUSS) (Index) less expenses and liabilities of the Trust, changes in the price of the Shares may vary from changes in the spot price of crypto assets. An investment in the Fund involves significant risks and you could incur a partial or total loss of your investment in the Fund. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears in the Risk Factors section of the Prospectus. Fund Risks The Index has a limited performance history. Errors in Index data, Index computation or the construction of the Index in accordance with its methodology may occur from time to time and may not be identified and corrected by Nasdaq for a period of time or at all. Crypto platforms may be largely unregulated or may be largely or entirely non-compliant with applicable regulation and may therefore be more exposed to fraud and failure. Crypto asset markets in the U.S. exist in a state of regulatory uncertainty, and adverse legislative or regulatory developments could significantly harm the Fund. The market for crypto-based ETFs like the Fund may reach a point where there is little or no additional investor demand. If this happens, there can be no assurance that the Fund will grow to or maintain a viable size. Due to the Funds small asset base, certain of the Funds expenses and its portfolio transaction costs may be higher than those of a Fund with a larger asset base. To the extent that the Fund does not grow to or maintain a viable size, it may be liquidated, and the expenses, timing and tax consequences of such liquidation may not be favorable to some shareholders. Crypto assets generally are volatile, and instruments whose underlying investments include crypto assets are not suitable for all investors. Crypto assets represent a new and rapidly evolving industry. The value of the Fund depends on the acceptance of the crypto assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the crypto asset. Crypto asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related crypto asset. Crypto assets may have concentrated ownership and large sales or distributions by holders of such crypto assets could have an adverse effect on the market price of such assets. Liquidity Risk. The market for crypto assets is still developing and may be subject to periods of illiquidity. During such times it may be difficult or impossible to buy or sell a position at the desired price. Possible illiquid markets may exacerbate losses or increase the variability between the Funds NAV and its market price. The lack of active trading markets for the Shares may result in losses on investors investments at the time of disposition of Shares. The Fund has a limited operating history. The Fund holds crypto assets; however, an investment in the Fund is not a direct investment in crypto assets. The value of the shares may fluctuate more than shares invested in a broader range of industries. For more information, please visit the official index page. As the Trust currently holds fewer assets than its benchmark index (NCIUS), it may experience tracking differences positive or negative relative to the indexs performance. The inclusion of any additional crypto asset to the Funds holdings will occur in accordance with the Index methodology and eligibility under the generic listing standards. Nasdaq Disclaimer Nasdaq is a registered trademark of Nasdag, Inc. Corporations make no representation or warranty, whether express or implied, to the owners of the Fund(s) or any member of the public regarding the suitability of investing in securities in general or in the Fund(s) in particular, or the ability of the Hashdex Nasdaq Crypto US Index to track overall market performance. The information contained above is provided for informational and educational purposes only, and nothing contained herein should be construed as investment advice, either on behalf of a particular digital asset or an overall investment strategy. Neither Nasdagq, Inc. nor any of its affiliates makes any recommendation to buy or sell any digital asset or any representation about the financial condition of a digital asset. Statements regarding Nasdaq proprietary indexes are not guarantees of future performance. Actual results may differ materially from those expressed or implied. Past performance is not indicative of future results. Investors should undertake their own due diligence and carefully evaluate assets before investing. ADVICE FROM A FINANCIAL PROFESSIONAL IS STRONGLY ADVISED. Please find further information in the following (link).